AnorMED Inc. 200 — 20353 64th Ave Langley, British Columbia Canada V2Y 1N5	TEL (604) 530-1057 FAX (604) 530-0976 www.anormed.com
NEWS RELEASE
ANORMED BOARD RECOMMENDS SHAREHOLDERS
ACCEPT MILLENNIUM OFFER

For Immediate Release:	October 5, 2006
Vancouver, British Columbia — AnorMED Inc. (“AnorMED” or the “Company”) (NASDAQ:ANOR; TSX:AOM) announced today that its Board of Directors has recommended that AnorMED shareholders accept and tender their shares to the offer by Millennium Pharmaceuticals, Inc. (NASDAQ:MLNM),filed today with applicable securities regulators and being mailed to shareholders, to purchase all of the outstanding common shares of AnorMED including all common shares issuable on the exercise of outstanding stock options, for US$12.00 per share in cash. The Millennium offer expires on November 10, 2006.
The AnorMED Board’s recommendation, included in its Directors’ Circular filed today with applicable security regulators and being mailed to shareholders, was made after reviewing the recommendation of the Strategic Initiatives Committee of the Board and after consultation with its financial and legal advisors.
Kenneth Galbraith, Chairman of the Board and Interim CEO, said, “The Board has determined that the Millennium offer is fair to the holders of AnorMED common shares and that it is in the best interests of AnorMED and its shareholders. Accordingly, the Board has resolved unanimously to recommend that shareholders accept and tender their shares to the Millennium offer.”
Dr. Joseph Dougherty, Chairman of the Strategic Initiatives Committee, said, “The Millennium offer represents the best alternative currently available to the Genzyme offer and represents improved value and a substantial premium to the Genzyme offer.”
The Directors’ Circular recommends that if AnorMED shareholders have already tendered their shares to the US$8.55 offer made on September 1, 2006 by Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation, they should withdraw their shares from the Genzyme offer using the withdrawal notice included with the Directors’ Circular and tender their AnorMED common shares to the Millennium offer.
All of AnorMED’s directors and senior officers and its significant shareholders, who collectively hold, on a fully diluted basis, approximately 24.4% of the outstanding common shares of AnorMED, have advised the Board that they intend to tender their shares to the Millennium offer.
REASONS FOR ACCEPTING THE MILLENNIUM OFFER
In its Directors’ Circular, the Board of Directors lists several reasons for accepting the Millennium offer and for rejecting the Genzyme offer.
1. THE MILLENNIUM OFFER REPRESENTS IMPROVED VALUE.
The Millennium offer represents a 40% premium over the Genzyme offer of US$8.55 per share in cash. The Millennium offer also represents a 21% premium over the last closing price of AnorMED common shares on NASDAQ prior to the announcement on September 26, 2006 that the AnorMED board had entered into a support agreement with Millennium to recommend the Millennium offer.
2. THE MILLENNIUM OFFER IS THE BEST CURRENTLY AVAILABLE.
Since the commencement of the Genzyme offer on September 1, 2006, the Strategic Initiatives Committee and the Board, with the assistance of the Company’s financial advisors, have been pursuing strategic alternatives in an attempt to secure a better proposal than the Genzyme offer. The Strategic Initiatives Committee and the Board considered the outcome of this process and the likelihood of offers being made by potential bidders other than Millennium that would exceed the value of

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the Millennium offer and concluded that the Millennium offer represents the best alternative currently available to AnorMED and the AnorMED Shareholders.
3. ANORMED’S FINANCIAL ADVISORS CONCLUDE THE MILLENNIUM OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW.
Goldman, Sachs & Co. (“Goldman Sachs”) has delivered the Goldman Sachs Opinion to the Strategic Initiatives Committee and the Board, in which it concluded that the consideration offered under the Millennium offer is fair, from a financial point of view, to AnorMED Shareholders. A copy of the Goldman Sachs Opinion, including a description of the matters considered in rendering the opinion is attached as Schedule B to the Directors’ Circular of the Company filed today with applicable securities regulators and being mailed to shareholders.
4. ANORMED RETAINS THE ABILITY TO RESPOND TO SUPERIOR PROPOSALS.
Under the support agreement signed with Millennium on September 26, 2006, the Board of Directors remains able to participate in any discussions or negotiations in respect of any unsolicited proposal that it determines, in good faith, could reasonably be expected to lead to a superior proposal, including the new proposal from Genzyme described below.
New Proposal from Genzyme
The Directors’ Circular of the Company notes that AnorMED announced October 4, 2006 that it has received that a new proposal from Genzyme Corporation to increase its tender offer price from US$8.55 per share in cash to a price in excess of US$12.00 per share in cash to purchase ,through a wholly-owned subsidiary, all of the issued and outstanding common shares of AnorMED. While Genzyme has proposed to increase its tender offer price, it has not formally submitted a revised tender offer with a specific price per share, and there can be no assurance that Genzyme will ultimately do so. Genzyme’s proposal and determination of a final price are subject to satisfactory completion of a due diligence review of AnorMED’s material non-public information. Genzyme stated that its revised offer, if made, would meet the requirements of a competing superior proposal as specified in the support agreement entered into between AnorMED and Millennium.
AnorMED’s Board has not determined that the new Genzyme proposal is a superior proposal as defined in the support agreement with Millennium.
However, the Board did determine that the new Genzyme proposal could reasonably be expected to lead to a superior proposal for the purposes of its support agreement with Millennium. According to the terms of the support agreement, AnorMED’s senior management and its advisors engaged representatives of Genzyme in a series of discussions resulting in the signing October 4, 2006 by AnorMED and Genzyme of a confidentiality agreement providing Genzyme access to AnorMED’s data room and management.
In exchange for being provided access to the Company’s data room and management, Genzyme has agreed to, with certain conditions, not commence a new tender offer, or amend or extend the current tender offer except for the following two exceptions:
(i) a tender offer to acquire all of the common shares of the Company where the price per common share in cash is greater than U.S. $12.00 per common share; or
(ii) an extension of the current tender offer on its current terms other than the expiration date being amended to until on or before 12:01am (Vancouver time) on October 23, 2006.
Notwithstanding the Board’s determination and the terms of the confidentiality agreement with Genzyme, there can be no assurance that Genzyme will proceed with its proposal to increase its tender offer price or that the Genzyme proposal will lead to a definitive agreement with respect to the making of a superior proposal by Genzyme to shareholders or at all.
Accordingly, the Board recommends that shareholders accept the tender offer by Millennium to acquire all of the outstanding common shares of AnorMED for a price of US$12.00 per share in cash.
Update on the Tender Offers
The Board of Directors of AnorMED maintains its unanimous recommendation for shareholders to reject the Genzyme Offer of US$8.55 per common share in cash and not to tender their common shares to Genzyme. If shareholders have already tendered their common shares to the Genzyme Offer, the Board of Directors recommends that shareholders withdraw them immediately.

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For assistance in withdrawing their common shares, shareholders are urged to contact their broker or Kingsdale Shareholder Services Inc. at toll free 1-866-639-3460.
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 unsolicited offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. On October 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders accept the October 5, 2006 offer from Sidney Acquisitions ULC, an indirect wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. These Directors’ Circulars describe the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer and accept the Millennium Offer. Investors and shareholders are strongly advised to read the Directors’ Circulars and Tender Offer Solicitation/Recommendation Statements on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circulars at www.sedar.com and the Tender Offer Solicitation/Recommendation Statements on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commissions in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULARS OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENTS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER AND MILLENNIUM OFFER.”
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.
About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. The Company’s website is http://www.millennium.com.
FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: a tender offer by a wholly-

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owned subsidiary of Millennium under which Millennium would acquire all of the outstanding common shares of AnorMED, including all common shares issuable on the exercise of outstanding stock options, for US$12.00 per share in cash; the intention of AnorMED’s directors and senior officers and its largest shareholder to tender their shares to the Millennium offer; AnorMED’s Board’s expectation that it can withdraw, modify or change its support regarding the Millennium tender offer if the Board receives a competing superior proposal prior to the expiry of the Millennium tender offer; the possibility that the Genzyme proposal could reasonably be expected to lead to a superior proposal for the purposes of AnorMED’s support agreement with Millennium; Genzyme conducting a due diligence review of AnorMED’s material non-public information and with AnorMED’s management; AnorMED’s expectation that Millennium may be entitled to payment of US$19.5 million from AnorMED if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s expectation that it can clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients.
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: Millennium’s ability to complete a tender offer for US$12.00 per share in cash for all of the outstanding common shares of AnorMED, including all common shares issuable on the exercise of outstanding stock options; AnorMED’s Board’s ability to withdraw, modify or change its support regarding the Millennium tender offer if the Board receives a competing superior proposal prior to the expiry of the Millennium tender offer; AnorMED’s ability to pay Millennium US$19.5 million if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; Genzyme’s ability to revise its offer to meet the requirements of a competing superior proposal as specified in the support agreement entered into between AnorMED and Millennium; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: Millennium may not have the ability to complete a tender offer for US$12.00 per share in cash for all of the outstanding common shares of AnorMED, including all common shares issuable on the exercise of outstanding stock options; AnorMED’s Board may withdraw, modify or change its support regarding the Millennium tender offer if the Board receives a competing superior proposal prior to the expiry of the Millennium tender offer; AnorMED’s directors and senior officers and its largest shareholder may not tender their shares to the Millennium offer; AnorMED’s Board may not receive a superior competing proposal prior to the expiry of a Millennium tender offer; there can be no assurance that the Genzyme proposal will lead to a definitive agreement with respect to the making of a superior proposal by Genzyme to shareholders; AnorMED may not have the ability to pay Millennium US$19.5 million if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED may not have the ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; and AnorMED may face competition from other pharmaceutical or biotechnology companies.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320 or Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-742-4252 or 739-7500, Email: kcook@hoggan.com or Shafiq Jamal, Tel: 604-742-4269, Email: sjamal@hoggan.com.